29X Putnam Floating Rate Income Fund attachment
2/29/09 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	9,773
Class B	585
Class C	3,266

72DD2 (000s omitted)

Class M	180
Class R	6
Class Y	2,648

73A1

Class A	0.431284
Class B	0.381695
Class C	0.369327

73A2

Class M	0.418849
Class R	0.410649
Class Y	0.452061


74U1	(000s omitted)

Class A	16,991
Class B	1,186
Class C	7,070

74U2	(000s omitted)

Class M	299
Class R	17
Class Y	5,313

74V1

Class A	6.82
Class B	6.81
Class C	6.82

74V2

Class M	6.82
Class R	6.82
Class Y	6.82


Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.